Exhibit 99.2

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (this "Agreement") is made this 17th day of January, 2005, by and between Green Plains Renewable Energy, Inc. a corporation organized and existing under the laws of the State of Iowa, with its principal offices at: 9635 Irvine Bay Court, Las Vegas, Nevada, 89147, (hereinafter "GPRE"), and The Security National Bank of Sioux City, Iowa, with its principal offices in Sioux City, Iowa, as escrow agent (the "Escrow Agent").

                                  W I T N E S S E T H:

         WHEREAS, GPRE intends to offer at least three million, one hundred ninety thousand (3,190,000) of its Common Shares with warrants attached to purchase additional Shares in the future (the "Shares"), with a required minimum investment of ten thousand dollars ($10,000) (one thousand [1000]) Shares per investor with additional increments of five hundred (500) Shares per investor, in an offering registered under the provisions of the Securities Act of 1933, as amended (the "Offering");


         WHEREAS, GPRE wishes to assure those who subscribe for Shares (the "Subscriber") that the Subscribers' monies will be released to the GPRE (i) only if and when not less than twenty nine million, six hundred, sixty seven thousand dollars ($29,667,000) (the "Threshold Amount") in subscriptions, after deduction of selling commissions, representing sufficient Shares to meet the Threshold Amount, are accepted by GPRE from the sale of Shares; and (ii) the Escrow Agent shall have received written confirmation from GPRE that GPRE has obtained a written letter of commitment from one or more lending institutions to provide GPRE with sufficient construction and start-up financing to carry out its business plan; and (iii) there shall not be any legal orders prohibiting the Offering or release of funds from escrow, or orders from the United States Securities and Exchange Commission revoking the effectiveness of the Registration Statement related to the Offering; and (iv) upon the direction of GPRE;

         WHEREAS, GPRE desires to provide for the safekeeping of the proceeds of the Offering until such time as subscriptions for Shares totaling the Threshold Amount (or such greater amount as the Company may direct in writing) have been received, and a commitment letter for financing the construction of the ethanol plant has been received by GPRE, and upon the direction of the Company, or until such time as Escrow Agent is required to pay and return such proceeds to the Subscribers upon the terms hereinafter provided.

         WHEREAS, GPRE desires to comply with the requirements of the Securities Act of 1933 and of the various state regulatory statutes and regulations, and desires to protect the Subscribers by providing, under the terms and conditions herein set forth, for the return to Subscribers of the money which they may pay on account of purchases of Shares in the Offering (the "Subscription Proceeds") if the Minimum Escrow Deposit (hereinafter defined) is not deposited with the Escrow Agent.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

         1. Acceptance of Appointment. The Security National Bank hereby agrees to act as the Escrow Agent under this Agreement. The Escrow Agent shall have no duty to enforce any provision hereof requiring performance by any other party hereunder.

         2. Establishment of Escrow Account. An escrow account (the "Escrow Account") is hereby established with the Escrow Agent for the benefit of the Subscribers. Except as specifically provided in this Agreement, the Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts.

         3. Ownership of Escrow Account. Until such time as the funds deposited in the Escrow Account (the "Deposited Funds") shall equal the Minimum Escrow Deposit (as hereinafter defined), all funds deposited in the Escrow Account by GPRE shall not become the property of GPRE or be subject to the debts of GPRE or any other person, but shall be held by the Escrow Agent solely for the benefit of the Subscribers.

         4. Deposit of Proceeds. All proceeds from sales of Shares in the Offering shall be delivered by GPRE to the Escrow Agent, within forty-eight hours of the receipt thereof from Subscribers, endorsed (if appropriate) to the order of the Escrow Agent, together with an appropriate written statement setting forth name, address and social security number of each Subscriber, the number of Shares purchased, and the amount paid by each such Subscriber. Any such proceeds deposited with the Escrow Agent in the form of uncollected checks shall be promptly presented by the Escrow Agent for collection through customary banking and clearing house facilities. As the proceeds of each sale are deposited with the Escrow Agent, GPRE shall reserve the number of Shares confirmed to the Subscriber thereof in connection with such sale.

         5. Investment of Escrow Account. The Deposited Funds shall be credited by Escrow Agent and recorded in the Escrow Account. The Escrow Agent shall be permitted, and is hereby authorized to deposit transfer, hold and invest all funds received under this Agreement, including principal and interest, in the Goldman Sachs Financial Square Government Fund (CUSIP#38141W273) (the "Fund") at Escrow Agent to yield rates of return as set forth in the Fund's prospectus. Any interest income received by Escrow Agent from the fund shall be reinvested and shall become part of the Deposited Funds. Escrow Agent shall pay interest on termination of this Agreement as provided in paragraphs 7 and 10 hereof.

         6. Termination of Escrow. This Agreement and the escrow created hereunder shall be terminated at the earlier of the time provided in paragraph 7 hereof or November 29, 2005 (the "Termination Date") and in the manner provided in paragraph 7 hereof.

         7. Disposition of Deposited Funds. The Escrow Agent shall have the following duties and obligations under this Agreement:

                  A. Notices. The Escrow Agent shall send a written notice acknowledging the receipt of the Deposited Funds every seven days to GPRE. The Escrow Agent shall give GPRE prompt written notice when the Deposited Funds total $15 million, $20 million, and $25 million.

                  B. Disbursement of Escrow Funds. At the time (and in the event) that: (a) the Deposited Funds shall, during the term of this Agreement, equal $29.667 million in Subscription Proceeds (exclusive of interest and after deduction of selling commissions,) (the "Minimum Escrow Deposit"); (b) the Escrow Agent shall have received written confirmation from GPRE that GPRE has obtained a written letter of commitment from one or more lending institutions that will provide GPRE with sufficient construction and start-up financing to carry out its business plan; and (c) the Escrow Agent shall have received written confirmation from GPRE that GPRE's Board of Directors has resolved to terminate this Agreement, then this Agreement shall terminate, and the Escrow Agent shall promptly disburse the funds on deposit, including interest, to GPRE to be used in accordance with the provisions set out in GPRE's Prospectus which will be used in the Offering. GPRE will deliver a copy of its Registration Statement to the Escrow Agent upon execution of this Agreement. The Escrow Agent will have no responsibility to examine the Registration Statement with regard to the Escrow Account or otherwise. Upon the making of such disbursement, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder.

                  C. Return of Deposited Funds. In the event the Deposited Funds do not equal or exceed the Minimum Escrow Deposit on or before the Termination Date, the Escrow Agent shall return to each of the Subscribers, as promptly as possible after such Termination Date and on the basis of its records pertaining to the Escrow Account: (a) the sum which each Subscriber initially paid in on account of purchases of the Shares in the Offering and (b) any interest earned

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will be paid to GPRE. At such time as the Escrow Agent shall have made all the payments called for in this paragraph, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder, and the Shares reserved (as provided in paragraph 4) shall be released from such reservation.

         8. Agreement with Escrow Agent. To induce the Escrow Agent to act hereunder, it is agreed by GPRE that:

                  A. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive the Deposited Funds and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether GPRE is complying with requirements of this Agreement in tendering to the Escrow Agent said proceeds of the sale of said Shares. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult counsel in respect of any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel and shall be reimbursed for any legal fees related thereto.

                  B. GPRE hereby indemnifies and holds harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the gross negligence or willful misconduct of the Escrow Agent.

         9. Resignation and Removal of Escrow Agent Successors. The Escrow Agent may resign upon thirty (30) days advance written notice to GPRE. If a successor Escrow Agent is not appointed within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent. Any commercial banking institution or trust company with which the Escrow Agent may merge or consolidate, and any commercial banking institution or trust company to which the Escrow Agent transfers all or substantially all of its corporate trust business shall be the successor Escrow Agent without further act.

         10. Fees and Expenses of Escrow Agent. The parties acknowledge that Escrow Agent shall seek and obtain its fee for the services contemplated by this Agreement from the Fund's provider, Goldman Sachs. Such fee is expected to equal ten basis points of the Fund's return. These amounts to be collected from Goldman Sachs by Escrow Agent are intended as full consideration for the Escrow Agent's services as contemplated by this Agreement; provided, however, that in the event the Escrow Agent renders any material service not contemplated in this Agreement or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof; or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from GPRE, but not from the Escrow Account.

         11. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the next day on which such deliveries are made in Denison, Iowa when delivery is to Federal Express or similar overnight courier or the Express Mail service

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maintained by the United states Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

         If to Escrow Agent:        The Security National Bank
                                    Attn: Joe Twidwell
                                    601 Pierce Street
                                    Sioux City, Iowa 51101
                                    Fax: (712) 277-6713

         If to (Company):           Green Plains Renewable Energy, Inc.
                                    Attn: Barry Ellsworth
                                    9635 Irvine Bay Court
                                    Las Vegas, Nevada 89147
                                    Fax: (702) 524-8928

         With a required copy to:   Eric L. Robinson
                                    BLACKBURN & STOLL, LC
                                    257 East 200 South, Suite 800
                                    Salt Lake City, UT 84101
                                    Fax: (801) 521-7900

         12. Governing Law. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Iowa.

         13. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent to the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

         14. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

         15. Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions, as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

         16. Amendments. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in the Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such conditions, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

         17. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

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         18. Paragraph Headings. The paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of the day and year first written above.


COMPANY:

GREEN PLAINS RENEWABLE ENERGY, INC.

BY: /s/ Barry Ellsworth
    ----------------------------------------
ITS: President

ESCROW AGENT:

THE SECURITY  NATIONAL  BANK OF SIOUX CITY,
IOWA

BY: /s/ Joe Twidwell
   -----------------------------------------
ITS: Senior Vice President

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